Execution Copy
SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT
THIS SECOND AMENDMENT TO AMENDED AND RESTATED REVOVLING CREDIT AND TERM LOAN AGREEMENT (“Second Amendment”) is made as of this 31st day of October, 2014 by and among Rocket Fuel Inc. (“Borrower”), the Lenders (as defined below) party hereto and Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”).
RECITALS
A.    Borrower has entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 20, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) with Agent, the financial institutions from time to time signatory thereto (collectively, the “Lenders” and each, individually, a “Lender”) and Silicon Valley Bank, as Syndication Agent, under which the Lenders extended (or committed to extend) credit to Borrower, as set forth therein.
B.    Borrower previously acquired all of the issued and outstanding shares of capital stock, options, warrants and other convertible securities of X Plus Two Solutions, Inc., a Delaware corporation (“X Plus Two”), as further described in that certain Agreement and Plan of Merger dated as of August 4, 2014, by and among the Borrower, Denali Acquisition Sub, Inc., Denali Acquisition Sub II, LLC, X Plus Two and Shareholder Representative Services LLC, as the Stockholders’ Agent. Borrower has informed Agent and the Lenders that X Plus One Solutions, Inc. (“X Plus One”), a Delaware corporation and wholly-owned subsidiary of X Plus Two, is considering a sale of WirelessDeveloper, Inc., a Michigan corporation (“WirelessDeveloper”) to the founder of WirelessDeveloper (the “WirelessDeveloper Sale”). Borrower has requested that Agent and the Lenders consent to the WirelessDeveloper Sale and waive the requirement that WirelessDeveloper deliver a Guaranty and a joinder agreement to the Security Agreement pursuant to Section 7.13 of the Credit Agreement. Agent and the Lenders are willing to do so, subject to the terms and conditions set forth in this Second Amendment.
C.    Borrower has requested that Agent and the Lenders make certain other amendments to the Credit Agreement, and Agent and the Lenders are willing to do so, but only on the terms and conditions set forth in this Second Amendment.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Borrower, Agent and the Lenders agree as follows:

1.
Agent and the undersigned Lenders hereby consent to the WirelessDeveloper Sale and waive the requirement that WirelessDeveloper deliver a Guaranty and a joinder agreement to the Security Agreement pursuant to Section 7.13 of the Credit Agreement, provided that (a) no Default or Event of Default shall have occurred and be continuing immediately prior to or following the consummation of the WirelessDeveloper Sale, (b) the WirelessDeveloper Sale shall be consummated on or before March 31, 2015, unless such date is extended by Agent, (c) any Net Cash Proceeds from the WirelessDeveloper Sale shall be Reinvested or applied to repay the Term Loan, in either case in accordance with Section 4.8 of the Credit Agreement and (d) Agent shall have received execution copies of any documents related to the WirelessDeveloper Sale, which shall in each case be in form and substance reasonably satisfactory to Agent (with fully executed copies, substantially in the form of such execution copies, to be delivered to Agent concurrently with the consummation of the WirelessDeveloper Sale). Borrower hereby agrees and acknowledges that if the WirelessDeveloper Sale is not consummated on or before March 31, 2015, then it shall cause WirelessDeveloper to deliver a Guaranty and a joinder agreement to the Security Agreement and otherwise comply with Section 7.13 of the Credit Agreement by April 30, 2015, to the extent WirelessDeveloper is not deemed to constitute an Immaterial Subsidiary in accordance with the terms of the Credit Agreement and other Loan Documents.

2.	Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)	The definition of “EBITDA” is hereby amended and restated in its entirety as follows:

“EBITDA” shall mean with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expenses, losses or charges, including, without limitation, non-cash expenses, losses or charges associated with granting stock options or other convertible securities, including warrants, or related to employee benefit plans, plus (v) costs, fees and expenses in connection with Permitted Acquisitions to the extent not exceeding $500,000 in the aggregate for any single such acquisition, plus (vi) costs, fees and expenses in connection with the execution and delivery of this Agreement to the extent not exceeding $250,000 in the aggregate, plus (vii) any other expenses, losses or charges otherwise agreed to by the Agent and the Majority Lenders, plus (viii) payroll-related expenses incurred during the fiscal quarters ending June 30, 2014 and September 30, 2014 in connection with the exercise of employee stock options, in an aggregate amount not to exceed $1,000,000, plus (ix) the X Plus Two Integration Costs for such period, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP; provided, however, that notwithstanding the foregoing, “EBITDA” shall be determined on a pro forma basis for the period during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it occurred on the first day of the relevant period.

(b)    The following definitions are hereby added to Section 1.1:

“X Plus Two” shall mean X Plus Two Solutions, Inc., a Delaware corporation.

“X Plus Two Integration Costs” shall mean the costs and expenses incurred in connection with the integration of X Plus Two and its subsidiaries as direct or indirect subsidiaries of Borrower following the consummation of the acquisition by Borrower of X Plus Two, in an aggregate amount not to exceed the following for the consecutive twelve month period ending on the dates specified below:

September 30, 2014	$9,500,000
December 31, 2014	$15,500,000
March 31, 2015	$19,500,000
June 30, 2015	$22,000,000
September 30, 2015	$15,000,000
December 31, 2015	$11,500,000
March 31, 2016	$7,500,000
June 30, 2016	$5,000,000
September 30, 2016	$2,500,000

3.	Section 7.9(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(a) Minimum EBITDA. (i) Borrower shall maintain EBITDA (for the consecutive twelve month period then ending) as of the last day of each fiscal quarter of not less than the amount set forth below opposite the applicable fiscal quarter ending date:

Fiscal Quarter Ending Date	Amount
September 30, 2014	($700,000)
December 31, 2014	($2,100,000)

(ii)    For the fiscal quarters ending March 31, 2015, June 30, 2015 and September 30, 2015, the Borrower, Agent and the Majority Lenders shall negotiate in good faith to determine, based upon the forecast delivered to Agent by Borrower’s Board of Directors on October 11, 2014 (the “October 2014 Board Forecast”), a minimum EBITDA requirement under this clause (a); provided, however, that if the parties fail to do so, the Agent shall determine the minimum EBITDA requirement in its reasonable discretion, taking into account the October 2014 Board Forecast; provided further that the minimum EBITDA requirement determined by Agent for each of the fiscal quarters covered by the October 2014 Board Forecast shall vary by no more than $1,500,000 per quarter from the EBITDA projected in the October 2014 Board Forecast.

(iii)    For the fiscal quarter ending December 31, 2015, and for each fiscal quarter ending thereafter, the Borrower, Agent and the Majority Lenders shall negotiate in good faith to determine, within ten (10) Business Days following Agent’s receipt of the financial plan and projections for the relevant Fiscal Year approved by the Borrower’s Board of Directors (the “Board-approved Plan”), a minimum EBITDA requirement under this clause (a); provided, however, that if the parties fail to do so, the Agent shall determine the minimum EBITDA requirement in its reasonable discretion, taking into account the Borrower’s performance for the preceding Fiscal Year and the Board-approved Plan; provided further that the minimum EBITDA requirement determined by Agent for each of the fiscal quarters covered by the Board-approved Plan shall vary by no more than $2,000,000 per quarter from the EBITDA projected in the Board-approved Plan.”

4.	Section 8.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“8.9    Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for (a) Reinvestments of Net Proceeds from Asset Sales or Insurance Proceeds to the extent permitted under Section 4.8 hereof, and (b) Capital Expenditures the amount of which (excluding Capital Expenditures to the extent (i) reimbursed by a customer during the same period or (ii) financed by third party financing permitted under the terms of this Agreement) (x) in the Fiscal Year ending December 31, 2014 shall not exceed $45,000,000 and (y) in the Fiscal Year ending December 31, 2015 and any Fiscal Year thereafter shall not exceed $10,000,000; provided that if the Credit Parties do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, the Credit Parties may carry forward such unutilized amount to the immediately succeeding Fiscal Year only (and Capital Expenditures shall be deemed to utilize the current Fiscal Year’s allowance before being applied to any carryover allowance).”

5.
Borrower hereby certifies that Wireless Artist LLC, a Michigan limited liability company and wholly-owned subsidiary of WirelessDeveloper, constitutes an Immaterial Subsidiary for purposes of the Credit Agreement and the other Loan Documents.

6.	This Second Amendment shall be effective (according to the terms hereof) as of September 30, 2014 on the date that the following conditions have been satisfied (the “Second Amendment Effective Date”):
(a)    Agent shall have received executed facsimile or email counterparts of this Second Amendment in each case duly executed and delivered by Agent, the Lenders and Borrower, with originals following promptly thereafter; and
(b)    Borrower shall have paid to Agent all fees, costs and expenses, if any, owed to Agent and Lenders and accrued to the Second Amendment Effective Date, in each case, as and to the extent required to be paid in accordance with the Loan Documents.

7.
Borrower hereby represents and warrants that, after giving effect to any amendments and consents contained herein, (a) execution and delivery of this Second Amendment and the performance by Borrower of its obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within its corporate powers, have been duly authorized, are not in contravention of law applicable to Borrower or the terms of its articles of incorporation or bylaws or articles of organization or operating agreement, and do not require the consent or approval of any governmental body, agency or authority, and the Amended Credit Agreement will constitute the valid and binding obligations of Borrower, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Section 6 of the Amended Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the Second Amendment Effective Date (except to the extent such representations specifically relate to an earlier date), and (c) on and as of the Second Amendment Effective Date, after giving effect to this Second Amendment, no Default or Event of Default shall have occurred and be continuing.

8.
Except as specifically set forth herein, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Notes issued thereunder or any of the other Loan Documents. Nor shall this Second Amendment constitute a waiver or release by Agent or the Lenders of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this Second Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders or Agent with respect to any other non-compliance by Borrower or any Guarantor with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction. Borrower hereby confirms that each of the Collateral Documents continues in full force and effect and secures, among other things, all of its obligations, liabilities and indebtedness owing to Agent and the Lenders under the Credit Agreement and the other Loan Documents (where applicable, as amended herein).

9.
Borrower hereby reaffirms, confirms, ratifies and agrees to be bound by its covenants, agreements and obligations under the Amended Credit Agreement and each other Loan Document previously executed and delivered by it, or executed and delivered in accordance with this Second Amendment. Each reference in the Credit Agreement to “this Agreement” or “the Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Second Amendment.

10.
Borrower hereby acknowledges and agrees that this Second Amendment and the amendments and consents contained herein do not constitute any course of dealing or other basis for altering any obligation of Borrower, any other Credit Party or any Guarantor or any rights, privilege or remedy of the Lenders under the Credit Agreement or any other Loan Document.

11.	Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meanings set forth in the Credit Agreement.

12.	This Second Amendment may be executed in counterpart, in accordance with Section 13.9 of the Credit Agreement.

13.	This Second Amendment shall be construed in accordance with and governed by the laws of the State of California (without giving effect to conflict of laws principles).
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IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this Second Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

COMERICA BANK, as Agent and a Lender

By:     /s/ Dennis Rapoport
Name: Dennis Rapoport
Title:      Senior Vice President
SILICON VALLEY BANK, as a Lender

By:     /s/ Drew Beito
Name: Drew Beito
Title:     Vice President
CITY NATIONAL BANK, as a Lender

By:     /s/ Brian Lewis
Name: Brian Lewis
Title:     Vice President
ROCKET FUEL INC.

By:     /s/ Bela Pandya
Name: Bela Pandya
Title:     Vice President, Finance,
Interim Chief Financial Officer

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